Exhibit 99.1

— Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, (303) 312-8155

BILL BARRETT CORPORATION ANNOUNCES UPCOMING INVESTOR EVENTS

DENVER – September 16, 2009 – Bill Barrett Corporation (NYSE: BBG) today announced that management plans to participate in upcoming investor events. The Company will provide updated presentation slides for these events on the Company’s website homepage, accessed at www.billbarrettcorp.com, under “Current Events.”

President and Chief Operating Officer Joe Jaggers plans to present at the Bank of America Merrill Lynch 2009 Smid Cap Conference on Tuesday, September 22, 2009 at 1:40 p.m. Eastern time. This presentation will be webcast and may be accessed live and for replay on the Company’s website at www.billbarrettcorp.com. We intend to post presentation slides at 5:00 p.m. Mountain time on Monday, September 21, 2009.

Chairman and Chief Executive Officer Fred Barrett plans to present at IPAA’s OGIS San Francisco Conference on Wednesday, September 30, 2009 at 4:35 p.m. Pacific time. This presentation will be webcast and may be accessed live and for replay on the Company’s website at www.billbarrettcorp.com. We intend to post presentation slides at 5:00 p.m. Mountain time on Monday, September 28, 2009.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

Forward-Looking Statements and Cautionary Statements

This press release references materials that have been, or will be, used in investor presentations. Investor presentations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, the ability to obtain necessary permits, delays or prohibitions due to litigation or other disputes, governmental regulations, the ability to receive drilling and other permits, transportation, processing, market conditions, oil and gas price and differential volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, surface access, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, and other factors discussed in the Company’s Form 10-K filed for the year ended December 31, 2008, and subsequent filings with the SEC and available at www.sec.gov.

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